Exhibit 99.1

WHOLE FOODS MARKET, INC.

Chief Executive Officer Succession Policy

Effective September 8, 2010

POLICY STATEMENT

It is the policy of Whole Foods Market, Inc. (the “Company”) to be prepared for an eventual change in leadership — either planned or unplanned — to ensure the stability and accountability of the Company during periods of transition.

RESPONSIBILITY

The Nominating & Governance Committee is responsible for annually reviewing the Company’s succession plan for the Company’s Co-Chief Executive Officers (each, a “CEO” and together the “CEOs”) and other key executives and reporting its findings and recommendations to the Board of Directors of the Company (the “Board”). The Nominating & Governance Committee is also responsible for working with the Board to establish policies for use in evaluating potential successors to one or both CEOs. In the event of an unplanned CEO departure, the Board is responsible for implementing the established policies.

PROCEDURES FOR CEO SUCCESSION

While the addition of a Co-Chief Executive Officer to the Executive Team will contribute greatly to maintaining leadership continuity during a transition, the possibility of the simultaneous departure of both CEOs necessitates the development of a robust succession plan.  The Nominating & Governance Committee will work with the Board and the CEOs, on an ongoing basis, to assess the leadership needs of the Company and help ensure the selection, as necessary, of a qualified and capable leader who is a good fit for the Company’s vision, values, goals and objectives, who has the necessary skills for the position, and who complements the attributes of any remaining CEOs. The Nominating & Governance Committee will work with the Board and the current CEOs to assess each CEO’s current term and any retirement or resignation plans.

The Nominating & Governance Committee will also work with the Board and the current CEOs, on an ongoing basis, to focus on identifying and developing potential internal candidates to ensure that the right mix of skills and personality are being developed, monitor the development of these candidates and be positioned to assess the readiness of candidates. Appropriate resources shall be deployed and training shall be made available to give such candidates a chance for success. In addition, the Nominating & Governance Committee and the Board shall periodically monitor the Company’s general executive development program to determine if it is adequate and likely to produce the type of talent it takes to sustain effective leadership.

A.            In the event of an unplanned departure of either CEO, the following procedures will be followed to minimize disruptions to the Company’s operations:

1.               The remaining CEO will continue to act as CEO of the Company.

2.               The Board will meet expeditiously, either in-person or telephonically, to assess the Company’s leadership needs and determine whether a replacement CEO is desirable.

3.               If the Board determines that a replacement CEO is desirable, the Board will expeditiously appoint an Executive Search Committee that shall be comprised of the Chairman of the Board and at least two other Directors as the Board shall designate. It shall be the responsibility of this Committee to implement the following transition plan:

a.               Consider the need for consulting assistance (i.e., transition management or executive search consultant) based on the circumstances of the transition.

b.              Review the Company’s business plan and conduct a brief assessment of the Company’s strengths, weaknesses, opportunities and threats in order to identify priority issues that may need to be addressed during the transition process and to identify attributes and characteristics that are important to consider in the selection of the replacement CEO.

c.               Create a profile of a replacement CEO candidate to meet the Company’s then current needs.

d.              Establish meaningful search criteria taking into consideration the Company’s objectives, resources, targets and needs.

e.               Establish a time frame and plan for the recruitment and selection process.

f.                 Interview the candidates and make recommendations to the Board.

4.               A majority of all Directors (individually or collectively as the Board) will meet with one or more of the candidates on the short list to succeed as replacement CEO. In accordance with the Bylaws, the Board shall elect the replacement CEO.

B.            In the event of an unplanned departure of both CEOs, the following procedures will be followed to minimize disruptions to the Company’s operations:

1.               Within five (5) business days, the Board will meet, either in-person or telephonically, and will appoint an interim CEO.

2.               The Board will follow the procedures outlined in Steps 3 and 4 above to identify and elect the successor CEO or CEOs.